Exhibit 5.1

November 10, 2015

Evercore Partners Inc.

55 East 52nd Street

38th Floor

New York, New York 10055

Ladies and Gentlemen:

We have acted as counsel to Evercore Partners Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-196716) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the offer and sale thereunder by Mizuho Bank, Ltd. (the “Selling Stockholder”) of 5,454,545 shares of Class A common stock, par value $0.01 per share (the “Shares”), of the Company pursuant to the Underwriting Agreement dated as of November 4, 2015, entered into by and among the Company, Evercore LP, the Selling Stockholder, and Evercore Group L.L.C. and Mizuho Securities USA acting as underwriters (the “Underwriting Agreement”).

We have examined the Registration Statement as it became effective under the Act; the Company’s prospectus, dated June 12, 2014 (the “Base Prospectus”), as supplemented by the prospectus supplement dated November 4, 2015 (together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP